46 Public Square, P.O. Box 3000, Wilkes-Barre,

Pennsylvania 18703 - (717) 825-1100





NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

APRIL 21, 1994



	The Annual Meeting of Shareholders of C-TEC Corporation (the "Company") will be held at the Westmoreland Club, 59 South
Franklin Street, Wilkes-Barre, Pennsylvania, on Thursday, April
21, 1994 at 10:00 A.M., local time. The meeting will be held for the following purposes:



		1. To elect four (4) Directors to Class I to serve for a term of three (3) years.



		2. To ratify the selection of Coopers & Lybrand as independent auditors for the fiscal year ending December 31, 1994.



		3.  To approve the Company's 1994 Stock Option Plan.



		4. To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.



	Only shareholders of record at the close of business on March 1, 1994 will be entitled to vote at the meeting either in person or by proxy. Each of these shareholders is cordially invited to be present and vote at the meeting in person.



	In order to insure that your shares are represented and are voted in accordance with your wishes, IT WILL BE APPRECIATED IF
YOU WILL DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY
IN THE ACCOMPANYING ENVELOPE. If you attend the meeting, you may personally vote your shares regardless of whether you have signed a proxy.



 									\s\ Raymond B. Ostroski

									RAYMOND B. OSTROSKI,

									Vice President, General Counsel 										and Corporate
Secretary



Dated:  March 15, 1994

C-TEC CORPORATION

PROXY STATEMENT



	This Proxy Statement is being mailed to shareholders on or about March 15, 1994 in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Thursday, April 21, 1994 at 10:00 A.M., local time, at the Westmoreland Club, 59 South Franklin Street, Wilkes-Barre, Pennsylvania, and at any adjournment or postponement thereof.
All shares represented by valid proxies received in time for the Meeting, and not revoked, will be voted. Unless the shareholder otherwise specifies therein, such shares will be voted by the persons named as proxy holders in favor of Proposals 1, 2 and 3.
 As to any other business which may properly come before the Meeting and be submitted to a vote of shareholders, proxies will be voted in the best judgment of the designated proxy holders.
The form of proxy enclosed is for use by a shareholder if the shareholder is unable to attend or does not desire to vote in person. Any shareholder giving a proxy has the right to revoke it at any time before the proxy is exercised, by executing another proxy and delivering it to the Secretary of the Company or by voting in person at the Meeting.



	The close of business on March 1, 1994 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournment or postponement thereof. On March 1, 1994, there were outstanding 7,962,266 shares of Common Stock and 8,547,327 shares of Class B Common Stock of the Company. Shareholders will be entitled to one vote per share for Common Stock and fifteen votes per share for Class B Common Stock on all matters to be submitted at the meeting and are entitled to cumulative voting rights with respect to the election of Directors. Under cumulative voting, a shareholder's total vote (the number of shares held multiplied by the number of Directors to be elected) may be cast entirely for one candidate or distributed among two or more candidates. The persons named in the accompanying proxy may, at their discretion, cumulate the votes which they are authorized to cast. If a shareholder is a participant in the C-TEC Corporation Common-Wealth Builder Plan, the proxy card will indicate the number of shares held beneficially by the participant in the plan and the proxy card will serve as a voting instruction for the trustee of the plan.



	The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote at the Meeting is required for approval of Proposals 1,2, and 3 or any other matter as may properly come before the meeting or any adjournment or postponement thereof.



	In accordance with Pennsylvania law, a shareholder entitled to vote for the election of directors can withhold authority to vote for all nominees for directors or can withhold authority to vote for certain nominees for directors. Abstentions from the proposals to approve the ratification of the selection of auditors and 1994 Stock Plan are treated as votes against the particular proposal. Broker non-votes on the Proposals are treated as shares as to which voting power has been witheld by the beneficial holders of those shares and, therefore, as shares not entitled to vote on the proposal.

PROPOSAL 1

ELECTION OF DIRECTORS



	The Company's Board of Directors is divided into three classes and is currently comprised of 11 members. One class is elected each year for a three-year term. Class I Directors whose term will expire at the Meeting contains the following nominees, all of whom are presently Directors of the Company: David C.
McCourt, David C. Mitchell, Donald G. Reinhard and Walter Scott,
Jr.  These four (4) nominees, if elected at the 1994 Annual
Meeting, will serve for a term of three (3) years expiring at the Annual Meeting of Shareholders to be held in 1997.



	It is not anticipated that any of these nominees will become unavailable for any reason, but, if that should occur before the Meeting, the persons named on the enclosed Proxy reserve the right to substitute another of their choice as nominee in his place or to vote for such lesser number of Directors as may be prescribed by the Board of Directors.



	The Board of Directors recommends that the shareholders vote FOR the election of four Directors to Class I for a term of three years.



PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITORS



	The Company is asking the shareholders to ratify the selection of Coopers & Lybrand as the Company's independent auditors for the year ending December 31, 1994.



	If the shareholders do not ratify this appointment, other independent auditors will be considered by the Board of Directors



	Representatives of Coopers & Lybrand are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.



	The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of Coopers & Lybrand to serve as the Company's independent auditors for the year ending
December 31, 1994.



PROPOSAL 3

1994 STOCK OPTION PLAN





	Introduction. The Board of Directors believes that the future success of the Company is dependent upon the quality of the Company's management and its employees and that compensation programs, in particular a long-term incentive program such as the Company's stock option plan, are of vital importance in attracting and retaining individuals of superior ability and in motivating their effort on behalf of the Company and its shareholders. The Board also believes that offering equity-based incentive awards strengthens the mutuality of interest between shareholders and employees. To use stock options for these purposes, the Board of Directors has unanimously adopted, and recommends that the shareholders approve, the Company's 1994 Stock Option Plan (the "Plan"). The following is a brief summary of the provisions of the Plan.
Such summary is qualified in its entirety by reference to the text of the Plan, a copy of which is attached as Exhibit "A" to this Proxy Statement.



	General Terms of Options. The Plan authorizes the grant of stock options exercisable for shares of Common Stock, par value $1.00 per share (the "Common Stock"), including incentive stock options ("ISO's") qualifying for favorable tax treatment to participants under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and Non-qualified Stock Options that do not qualify for such favorable tax treatment ("NQSO's").
 Options are non-transferable, except by will or the laws of descent and distribution.



	Shares Available Under the Plan. The maximum number of shares of Common Stock available for issuance under the Plan is 1,350,000, subject to adjustment under certain circumstances.
Shares of Common Stock issuable under the Plan may be either authorized and unissued shares or issued shares acquired by the Company on the open market or otherwise. Shares subject to ISO's that expire without being exercised shall be available for regrant (to the extent such options were not exercised) while
NQSO's that expire without being exercised shall not be available for regrant as NQSO's. The maximum number of shares of Common Stock subject to NQSO's that may be granted to any employee during any ten-year period shall not exceed 1,350,000 shares.



	Participation. All employees of the Company (other than those employed pursuant to a collective bargaining agreement), including employees who are Directors or Executive Officers, will be eligible to receive options under the Plan. (The term
"Company", as used herein and in the Plan, includes the Company's parent and subsidiary entities, as such terms are defined in the Code). Subject to shareholder approval of the Plan, ISO's to acquire an aggregate of 375,000 shares of Common
Stock at an exercise price of $29.75 per share were granted to nine (9) executive officers of the Company in March 1994.



	Administration. The Plan will be administered by the Board of Directors, the Compensation Committee or such other committee consisting of two or more directors designated by the Board, provided that each member of the Board or the Committee is a "disinterested person" as such term is used in Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the
"Act"). The Board or the Committee has the authority, within the specific terms of the Plan, to select those employees to whom options will be granted, the term of each option, the number of shares to be subject to each option, the exercise price of such options, designate options as Incentive Stock
Options or Non-qualified stock options and make such other determinations as may be necessary or appropriate to administer and interpret the Plan.



	Exercise Price. The exercise price per share of an option granted under the Plan must be not less than the fair market value of a share of Common Stock at the time of grant (one hundred and ten percent (110%) of fair market value with respect to an ISO if the optionee owns or is deemed to own stock possessing more that ten percent (10%) of the combined voting power of all classes of stock of the Company). The exercise price may be paid either in cash or through the delivery of shares of Common Stock previously acquired by the optionee. On March 9, 1994, the closing price of the Company's Common Stock as reported by NASDAQ was $29.25 per share. However, the March
9, 1994 per share closing price is not to be construed as the Exercise Price under the Plan.



	Option Term. The term of each option shall be specified by the Committee but may not be more that ten (10) years from the date of grant. In the case of an ISO, the term may not be more than five (5) years if the optionee owns or is deemed to own stock possessing more than ten percent (10%) of the combined voting power of all classes of stock of the Company.



	Exercisability. Options will generally become exercisable in cumulative annual increments of twenty percent (20%) commencing one (1) year from the date of grant except as otherwise provided by the Committee and evidenced in the option instrument or in the event of a "Change in Control" as such term is defined below, in which case all of such options shall become exercisable immediately. In the event of termination of a participant's employment by the Company, the unexercised portion of any option shall expire three (3) months after termination
(or one (1) year after his or her death or disability), unless the expiration date of the option occurs sooner. During such period, the participant (or his or her estate) will have the same right to exercise the unexercised portion of the option as the participant would have had if he or she were still an employee of the Company.



	Alternative Settlement Method. Under the alternative settlement method, an option holder may request that he or she be permitted to receive from the Company, in lieu of exercise of the option, cash in an amount equal to, or Common Stock valued at the difference between, (a) the fair market value, on the date of the request, of the shares of Common Stock covered by such option and (b) the option exercise price. The alternative settlement method is available only if the Committee consents and only to the extent that an option is exercisable. To the extent that an option holder's request for payment under the alternative settlement method is granted, the option ceases to be exercisable and the shares underlying such option are not available for issuance of new option grants.



	Amendment and Termination. The Board of Directors may amend, rescind or terminate the Plan at any time; provided, however, that no change that would impair the rights of optionees may be made in outstanding options without the consent of the affected optionees. In addition, shareholder approval will be required for amendments to the extent required to ensure compliance with Rule 16b-3 under the Act. Unless earlier terminated by the Board of Directors, the Plan will terminate on February 21, 2004.



	Adjustments. If the outstanding shares of the Common Stock are changed by reason of stock dividends, recapitalizations, mergers, consolidations, split-ups, combinations or exchanges of shares or other extraordinary event, the number, class and price of shares subject to outstanding options are to be appropriately adjusted by the Committee.

	Change in Control. The Plan provides for full vesting and acceleration of exercise dates of options in the event of a change of control of the Company. A change of control occurs under the Plan when thirty percent (30%) or more of the combined voting power of the Company's securities is acquired (with certain exclusions) by any unrelated party (as defined in the
Plan), or if there is a dissolution or reorganization of the Company or a change in a majority of the Board of Directors within twelve (12) months of reorganization, merger, sale of assets, tender offer or proxy contest.



	Certain Federal Income Tax Consequences. The Company, based on the present provisions of the Code and regulations promulgated thereunder, believes that the Federal income tax consequences of the grant and exercise of stock options under the Plan and the subsequent dispositions of stock acquired are as described below.



	Under the Code as currently in effect, an optionee will not be subject to Federal income tax upon the grant of an option. Upon exercise of an NQSO, the optionee must generally recognize ordinary income in the amount equal to the difference between the fair market value of the option shares and the exercise price at the date of exercise. Upon exercise of an ISO, the optionee generally will not have to recognize income (although the alternative minimum tax may apply). Instead, the optionee will be subject to taxation only upon the disposition of the shares acquired upon exercise of the ISO. If the optionee disposes of the ISO shares more than two (2) years after the date of grant of the ISO and more than one (1) year after exercise, he will realize a capital gain (or loss) based on the difference between the sale proceeds of the shares and the exercise price of the option. Upon payment of cash or stock in settlement of any option the optionee must generally recognize the amount or value of such payment as ordinary income at the date of settlement. Different tax rules may apply to an optionee who is subject to restrictions under
Section 16(b) of the Act with respect to shares acquired pursuant to a NQSO. The surrender of shares in payment of the exercise price of an option or in payment of tax obligations with respect to any award may have additional tax consequences for an optionee.



	In any transaction relating to an option in which the optionee must recognize ordinary income, the Company may be entitled to a tax deduction equal to the amount of such income. To the extent that the optionee realizes a capital gain (or loss) (including upon sale of ISO shares held for the applicable holding periods), the Company may not be entitled to any tax deduction.
The Company has the right to deduct any sums that federal, state or local laws require to be withheld with respect to the exercise of any option and may, among other things, withhold or receive shares or other property to satisfy the optionee's tax obligations.



	The Board of Directors recommends that the shareholders vote FOR the proposal approving the Company's 1994 Stock Option Plan.




DIRECTOR INFORMATION

	Information as of February 1, 1994 concerning the principal occupation and beneficial ownership of Common Stock and Class B
Common Stock of the Company for the nominees for election as Class I Directors and for current directors is set forth below.

NAME OF DIRECTOR			  DIRECTOR SINCE					    AGE



JAMES Q. CROWE					  1993					 	     44



Chairman of the Board, Senior Executive Officer and Director, MFS Communications Company, Inc. ("MFSCC"); and Director, Peter Kiewit Sons', Inc. ("PKS"), Kiewit Diversified Group ("KDG"), RCN Corporation ("RCN") and California Energy Company, Inc.("CECI"). Mr. Crowe does not own any Common Stock or Class B Common Stock of the Company.



STUART E. GRAHAM				  1990						     48



Chairman, President and Chief Executive	Officer, Sordoni Skanska
Construction	Co.  Mr. Graham does not own any Common Stock or
Class B Common Stock of the Company.



FRANK M. HENRY					  1980						     60



President, Frank Martz Coach Company; President, White Transit Company; President, Gold Line, Inc.; Director, First Fidelity Bancorporation and Pennsylvania Regional Board of First Fidelity Bank, N.A. Mr. Henry has sole voting and investment power of 41,040 shares of Common Stock and 23,097 shares of Class B Common Stock.

RICHARD R. JAROS				  1993						     42



Executive Vice President and Director, PKS; Chairman of the
Board, CECI; and Director, MFSCC, KDG and RCN. Mr. Jaros does not own any Common Stock or Class B Common Stock of the Company.



ROBERT E. JULIAN				  1993						     54



Chief Financial Officer and Director, PKS; and Director, KDG,
RCN and MFSCC. Mr. Julian does not own any Common Stock or Class B Common Stock of the Company.



DAVID C. MCCOURT				  1993						     37



Chairman, Chief Executive Officer and Director of the Company since October, 1993; President, Chief Executive Officer and Director, RCN; President and Director, Mercom Inc.; President and Director, Metropolitan Fiber Systems/McCourt, Inc.; and Director, MFSCC and MFS Telecom, Inc. Mr. McCourt disclaims beneficial ownership of ten (10) shares of Common Stock owned by his children for which his spouse is custodian.



DAVID C. MITCHELL				  1993						     52



Consultant; retired Corporate Executive Vice President,
President of the Telephone Group and Director, Rochester
Telephone Corporation; Director, Finger Lakes Long-Term Health
Care, Inc.; and member of Advisory Board, Marine

Midland Bank.  Mr. Mitchell does not own any Common Stock or
Class B Common Stock of the Company.



DONALD G. REINHARD				  1991		       			     66



President and Chief Executive Officer, Pencor Services, Inc.; President and Chief Executive Officer, Blue Ridge Cable Television, Inc. and Blue Ridge CATV, Inc.; and President and Chief Executive Officer, Palmerton Telephone Company. Mr. Reinhard shares voting and investment power with respect to 1,000 shares of Common Stock.



EUGENE ROTH					  1989						     58



Partner, Rosenn, Jenkins and Greenwald (Attorneys); and Director, Pennsylvania Regional Board of First Fidelity Bank, N.A. Mr. Roth has sole voting and investment power with respect to 396 shares of Class B Common stock and shares voting and investment power with respect to 3,600 shares of Class B Common Stock.



WALTER SCOTT, JR.				  1993						    62



Chairman, President and Director, PKS; and Director, KDG, RCN, MFS, CECI, Berkshire Hathaway Inc., Burlington Resources, Inc., ConAgra, Inc., FirsTier Financial, Inc., and Valmont Industries,
Inc.   Mr. Scott does not own any Common Stock or Class B Common
Stock of the Company.

THOMAS C. STORTZ				  1993						    42



Vice President, Secretary and General Counsel, PKS; and
Director, KDG, RCN and CCL Industries, Inc. Mr. Stortz does not own any Common Stock or Class B Common Stock of the Company.



	Frank M. Henry, Robert E. Julian, Eugene Roth, and Thomas C. Stortz, are members of Class II with terms expiring in 1995 and James Q. Crowe, Stuart E. Graham and Richard R. Jaros are members of Class III with terms expiring in 1996.



SECURITY OWNERSHIP OF STOCK

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS



	No named executive officer (as such term is defined herein), nominee or Director beneficially owned, as of such date, more than one percent (1%) of either the outstanding Common Stock or Class B Common Stock of Company. The named executive officers who beneficially owned securities of the Company as of such date are John C. Balan, James E. Bogdan and Paul W. Mazza who had shared voting and investment power with respect to 531 shares of Common Stock, 3,236 shares of Common Stock and 15,000 shares of Class B Common Stock, owned by each of them, respectively.
Nominees, Directors and executive officers as a group (the
"Group") beneficially owned 48,949 shares, representing .61% of the shares of Common Stock and 50,624 shares, representing .59% of the shares of Class B Common Stock. Upon assuming conversion the Group beneficially owned 99,573 shares of Common Stock or 1.24%. For information with respect to the beneficial ownership of securities by RCN Corporation, see
"Security Ownership of Certain Beneficial Owners."



SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS



	The following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock and Class
B Common Stock of the Company by any person or group known to the Company to be a beneficial owner of more than five percent of either class of shares. The "Total" columns are unlikely to represent the sum of the related columns because most forms of ownership require that the same shares be disclosed in two of the columns.



	Because the shares of Class B Common Stock are convertible at the option of the holder into shares of Common Stock on a one-for-one basis at any time and from time to time, the "Assuming Conversion" columns in the Common Stock table reflect the total shares of Common Stock which would be beneficially owned upon conversion by each group, as well as the related percentage beneficially owned by such group assuming no other conversions. The "Percent of Class" columns represent ownership not voting interest. Shares of Common Stock have one vote per share and shares of Class B Common Stock have 15 votes per share. In addition, shares of both classes can be voted cumulatively.



                               Without Conversion
                      Assuming Conversion

_____________________________________________________
_____________________________  ______________________

                             Sole      Sole    Shared   Shared
         Percent of            Percent of

                            Voting  Investment Voting
Investment           Class                 Class

                            Power     Power     Power   Power
  TOTAL   Approx.    TOTAL       Approx.
_____________________________________________________
_____________________________  ______________________







COMMON STOCK:


RCN Corporation(1)	600,768	600,768	0	0	600,768
7.55%	5,694,991	43.62%

Mario J. Gabelli
Group(2)	1,566,957	1,645,957	1,000	1,000	1,646,957	20.68%	2,829,0
65	30.94%





CLASS B STOCK:


RCN Corporation(1)	5,094,223	5,094,223	0	0	5,094,223	59.60%

Mario J. Gabelli
Group(2)	1,107,108	1,181,608	500	500	1,182,108	13.83%






  1.	PKS is the sole stockholder of KDG, which holds 90% of the
stock

      of RCN. David C. McCourt owns the remaining 10% of the stock of

      RCN. On October 29, 1993, RCN and its wholly-owned subsidiary,

      RCN Holdings, Inc., acquired the reported shares in a
negotiated         transaction.  The address for RCN and
Kiewit-related subsidiaries

      is 1000 Kiewit Plaza, Omaha, Nebraska 68131.



  2.	Based on information obtained from Schedule 13Ds and
amendments

      thereto for the Common Stock and the Class B Common Stock filed through February 22, 1994 with the Securities and Exchange

      Commission (the "SEC") by Mario J. Gabelli, together with
GAMCO          Investors, Inc., Gabelli Funds, Inc., Gabelli
Performance

      Partnership, Gabelli International Limited, Gabelli
International

      II Limited and Gabelli & Co., all of whose address is One

      Corporate Center, Rye, New York 10580-1434.



COMPENSATION COMMITTEE REPORT



	This Compensation Committee report documents the principal components of the Company's executive officer compensation programs and generally describes the basis on which 1993 compensation determinations were made with respect to the executive officers of the Company.



	The Compensation Committee is responsible for establishing, implementing and reviewing the Company's policies and practices with respect to, among other things, executive compensation.
The Committee makes recommendations

with respect to executive compensation matters, which are submitted to the Board of Directors for approval. During 1993, the Committee went through various changes in its composition. From January 1, 1993 through April 23, 1993, the Committee was composed of Eugene Roth, Clarence J. Fitze and Stuart E. Graham ("Committee I"). Mr. Fitze retired from the Board of Directors and the Compensation Committee on April 22, 1993 and Charles E. Parente was appointed to replace him. From April 22, 1993 to October 29, 1993, the Compensation Committee comprised Mr. Roth, Mr. Graham and Mr. Parente ("Committee II") On October 29, 1993, Mr. Parente resigned from the Board of Directors and the Compensation Committee leaving the Compensation Committee comprised of Mr. Roth and Mr. Graham from October 29, 1993 through December 17, 1993 ("Committee III"). On December 17, 1993, the Board approved the appointment of David C. Mitchell and Robert C. Julian to join Mr. Graham and Mr. Roth on the Compensation Committee ("Current Committee"). The Current Committee is comprised entirely of non-management directors. No member of the Current Committee is a former or current officer or employee of the Company or any of its subsidiaries. One member of the Current Committee is a consultant to the Company and another member's law firm performs services from time-to-time for the Company.



	The Company's compensation strategy in 1993 was designed to:
(a) allow the Company to attract and retain talented executives, by providing growth and compensation opportunities similar to that of comparably sized companies in similar industries; (b) tie compensation awards to the financial results of the Company or business units and/or individual contributions or accomplishments; (c) reward continued revenue and operating cash flow growth because these factors are significant contributors to long-term shareholder value; and (d) increase the percentage that performance incentives constitute as part of an executive's total compensation as the executive's responsibilities increase.



	The executive compensation program in effect in 1993 consisted principally of salary and short-term and long-term cash incentive opportunities. The 1993 Executive Short-Term
Incentive Plan (the "Short-Term Plan"), which was adopted by the Board in early 1993, sets forth financial and non-financial targets to be achieved during the fiscal year. The Company's
Senior Management Long-Term Incentive Plan (the "Long-Term
Plan") commenced January 1, 1989 and terminated December 31,
1993. Awards to the executive officers pursuant to the Long-Term Plan were determined by a formula which relates actual operating results to predetermined objectives for the Company's consolidated operations for the years 1989 through 1993.



	The Current Committee commenced a review, which is ongoing, of the Company's compensation strategies, policies and practices.
As part of this review, the Current Committee determined that the linking of the long-term interest of management and shareholders should be further emphasized in any new long-term incentive compensation plan by offering equity based incentive awards through the use of stock options. Accordingly, the Current Committee recommended that the Board adopt the 1994
Stock Option Plan.



EXECUTIVE OFFICER COMPENSATION



	Effective February 1, 1993, the Board of Directors, acting on the recommendation of Committee I, increased the base salaries paid to the executive officers by amounts ranging approximately from less than one percent (1%) to ten percent (10%) over their prior year's salaries. These increases were based upon, among other things, the consideration of competitive employment data, an assessment of the Company's and the officer's performance during the prior year, the officer's tenure with the Company and internal comparability considerations.



	For services rendered in fiscal 1993, the executive officers were also awarded cash bonuses for which they were eligible pursuant to the criteria set forth in the Short-Term Plan and the Long-Term Plan upon the recommendation of Committee II.



CHIEF EXECUTIVE OFFICER COMPENSATION



	The Board of Directors, upon the recommendation of Committee I, increased Mr. Parente's base salary at the beginning of fiscal
1993. This action was taken in recognition of the positive assessment of Mr. Parente's performance and contributions as President and Chief Executive Officer which included, among other things, a substantial increase in the Company's operating income and operating cash flow for the fiscal year ended December 31, 1992 over the prior year's results. Mr.
Parente was awarded the maximum cash bonuses for which he was eligible pursuant to the criteria established in the Short-Term
Plan and the Long-Term Plan. Mr. Parente left the employment of the Company in December 1993 and at such time a payment of $1.875 million was paid to him in accordance with a negotiated agreement executed between him and the Company. Upon the resignation of Mr. Parente as Chief Executive Officer in October
1993, David C. McCourt became Chief Executive Officer.  The
Board of Directors approved Mr. McCourt's annual salary of $375,000 commencing November 1, 1993 based upon, among other things, comparable pay levels in the industry.



							COMPENSATION COMMITTEE



							David C. Mitchell, Chairman

							Robert E. Julian

							Stuart E. Graham

							Eugene Roth





EXECUTIVE COMPENSATION



	The following table sets forth, for the fiscal years ending December 31, 1991, 1992 and 1993, the cash compensation, as well as certain other compensation, paid or accrued to the named executive officers (including the Company's former chief executive officer and two other former executive officers) by the Company.


I.  SUMMARY COMPENSATION TABLE


               Annual Compensation
     Long Term Compensation

___________________________________________________________
_________________________________
                                                 Awards
Payouts

                                                     (1)
       Securities

                                                    Other
Restricted Underlying                (1)(2)

Name and                                            Annual
Stock      Options/     LTIP       All Other

Position                 Year  Salary($)  Bonus($)  Comp($)
Awards($)  SARs(#)   Payouts($) Compensation($)

                                           David C.
McCourt(3)	1993	64,904	-	-	-	-	-	28

 Chairman of the	1992	N/A	N/A	N/A	N/A	N/A	N/A	N/A

 Board and C.E.O.	1991	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Charles E.
Parente(4)	1993	660,833	375,000	-	-	-	1,047,868	2,018,898

 Former President	1992	587,885	342,000	-	-	-	1,230,434	69,084

 & C.E.O.	1991	530,260	267,500	-	-	-	1,088,178

Andrew J. Sordoni III(5)	1993	391,909	0	-	-	-	748,184	94,917
Former Chairman	1992	430,385	250,000	-	-	-	903,380	41,699

 of the Board	1991	390,565	197,000	-	-	-	802,098

William B. Sordoni(5) 	1993	199,480	0	-	-	-	380,711	88,194

 Former Vice	1992	218,769	127,000	-	-	-	459,173	38,000

 Chairman	1991	198,291	100,000	-	-	-	407,595

John C. Balan	1993	130,538	59,588	-	-	-	202,768	6,207

 E.V.P. -	1992	129,231	64,000	-	-	-	211,841	6,057

 Communications Group	1991	119,665	20,000	-	-	-	128,166

James E. Bogdan(6)	1993	138,692	65,421	-	-	-	242,731	6,292

 Vice President -	1992	139,788	30,000	-	-	-	310,926	8,897

 Finance	1991	131,500	52,000	-	-	-	294,132

Michael J. Mahoney	1993	141,231	71,671	-	-	-	293,902	5,135

* E.V.P. -	1992	136,846	50,000	-	-	-	149,919	2,782

 Cable Group	1991	97,500	8,000	-	-	-	0

Paul W. Mazza	1993	146,462	58,800	-	-	-	248,214	5,678

 E.V.P. -	1992	144,231	40,000	-	-	-	299,427	5,555

 Telephone Group	1991	128,885	47,000	-	-	-	262,072


________________________

(1)	The only type of other Annual Compensation for each of the
named executive officers was in the form of perquisites and was less than the level required for reporting. Pursuant to the transitional provisions set forth in the proxy rules, amounts of other Annual Compensation and All Other Compensation are excluded for the Company's 1991 fiscal year.



(2)	Includes the following amounts for the last fiscal year:
(i) David C. McCourt: $28 Company paid life insurance; (ii) Charles E. Parente: $136,026 - Company paid split-dollar insurance premium; $4,947 - 401(k) Company Match; $2,925 - Company paid life insurance; $1.875 million - termination settlement; (iii) Andrew J. Sordoni, III: $88,710 - Company paid split-dollar insurance premium; $4,947 - 401(k) Company match; $1,260 Company paid life insurance; (iv) William B.
Sordoni: $87,433 - Company paid split-dollar insurance premium; $761 Company paid life insurance; (v) John C. Balan: $1,899 Company paid life insurance; $4,308 - 401(k) Company match; (vi) James E. Bogdan: $791 - Company paid life insurance; $4,577 - 401(k) Company match; $924 - earning on long-term incentive compensation; (vii) Michael J. Mahoney: $474 - Company paid life insurance; $4,661 - 401(k) Company match; and (viii) Paul
W. Mazza:  $845 - Company paid life insurance; $4,833 - 401(k)
Company match.





(3) Consists of two months of base salary for Mr. McCourt, who was elected Chief Executive Officer of the Company in October
1993; he was not employed by the Company prior to that time.



(4)  Mr. Parente resigned as Chief Executive Officer in October
1993 and left the employ of the Company as of December 31, 1993.
 (See Compensation Committee Report.)



(5) Messrs. Andrew and William Sordoni resigned in October 1993 as executive officers of the Company.



(6) Mr. Bogdan resigned in January 1994 as an executive officer of the Company.



		*As of February 27, 1994 Michael J. Mahoney was appointed Aggregate Option/SAR Exercises in Last Fiscal Year and
Year-End Option/SAR Values.



	The following table shows information with respect to the executive officers identified below concerning the exercise of options and stock appreciation rights ("SAR's") during 1993.




Aggregate Option/SAR Exercises in Last Fiscal Year and Year End
Option/SAR Values








                                                         Number
of


Securities     Value of


Underlying     Unexercised


Unexercised    In-the-Money


Options/SARs   Options/SARs

                        Shares                           At
FY-End      At FY-End

                      Acquired on
Exercisab1e/   Exercisable/

Name                    Exercise    Value Realized
Unexercisable  Unexercisable



David C. McCourt	0	0	0	0	Charles E. Parente	0	0	0	0

Andrew J. Sordoni, III	5,000	$140,950	0	0

William B. Sordoni	5,000	$140,950	0	0

John C. Balan	0	0	0	0

James E. Bogdan	0	0	0	0

Michael J. Mahoney	0	0	0	0

Paul W. Mazza	2,500	$70,475	0	0






Long-Term Incentive Plan - Awards In Last Fiscal Year

	The following table provides information concerning cash bonuses paid to the executive officers identified below pursuant to the Company's Long Term Incentive Plan ("LTIP"). The LTIP expired at the end of fiscal 1993, and accordingly, no cash bonuses may be paid in the future pursuant to such plan.






Long-Term Incentive Plans - Awards in Last Fiscal Year


                                             Performance
  (a)Estimated Future Payouts Under
    Number of           or Other Period             Non-Stock
Price-Based Plans                                 Shares, Units
     Unit Maturation

                         or Other Rights     or Payout
"Threshold"     "Target"         "Maximum"




David C. McCourt	0	N/A	0	0	0

Charles E. Parente	$1,047,868	N/A	0	0	0

Andrew J. Sordoni, III	748,184	N/A	0	0	0

William B. Sordoni	380,711	N/A	0	0	0

John C. Balan	202,768	N/A	0	0	0

James E. Bogdan	242,731	N/A	0	0	0

Michael J. Mahoney	293,902	N/A	0	0	0

Paul W. Mazza	248,214	N/A	0	0	0






_________________________

	(a) The awards paid under the LTIP are premised upon the Company's consolidated operating results of C-TEC's business segments. The specific long term payments to the executive officers are determined by a formula which relates certain measures of actual operating results to certain objectives for C-TEC's consolidated operating results for the years 1989 through 1993. The determination of the payout in 1993 was based upon the total award earned during the term of the plan less awards paid in prior years. The determination of the awards paid in prior years were based upon the ratio of the time period elapsed since inception of the plan to the total time period until final maturation. This ratio is then applied to the award earned to date under the plan's formula for award determination.
 The Compensation Committee has the option to modify the LTIP formula for award determination to adjust for certain events and/or changed circumstances. The LTIP expired at the end of fiscal 1993.



Performance Graph



	The following performance graph compares the performance of the Company's Common Stock and Class B Stock to the NASDAQ market index and to a peer group index (composed of Associated
Communications, Lincoln Telecommunications, Inc., and TCA Cable
Television, Inc.) for the Company's last five fiscal years. The non-Company related indices were supplied by Media General
Financial Services. The graph assumes that the value of the investment in the Company's Common Stock, Class B Stock and each index was $100 at December 31, 1988 and that all dividends were reinvested.







Performance graph appearing here in printed copy is filed under Form SE.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



	Eugene Roth served on the Company's Compensation Committee in 1993 acting as Chairman thru December 16, 1993. He is a partner in Rosenn, Jenkins and Greenwald, which serves as local counsel to the Company.



	David C. Mitchell serves as a Director and on the Company's Compensation Committee. He also renders consulting services to the Company.



	Charles E. Parente, the former Chief Executive Officer of the Company, served on the Compensation Committee from April 22,
1993 to October 29, 1993.  Andrew J. Sordoni, III, William B.
Sordoni and Charles E. Parente, former directors and executive officers of the Company, serve as directors and executive officers of Senate Construction ("Senate"), Enterprise Telcom Services, Inc. ("Telcom"), Sordoni Enterprises, Inc.
("Enterprises"), Sordoni Construction Service, Inc.
("Construction") and Whiteman Tower, Inc. ("Whiteman").  In
1993, the Company paid an aggregate of $2,197,463 to Construction, Senate, Telcom and Whiteman, for the purchase of certain equipment, supplies and services and for building construction and repair. Mr. Parente and his spouse own a fifty percent (50%) interest in Frank M. Henry Associates which leases office space to the Company. In 1993, the Company paid $231,302 to Frank M. Henry Associates pursuant to this lease. See "Transactions with Management and Certain Concerns."



	PKS and/or its affiliates have a substantial stock ownership in MFSCC, CECI, RCN and the Company. Many of the companies share mutual director representation on their respective boards. Although members of the current Compensation Committee do not serve on any Kiewit-related compensation committees, Robert E. Julian is a Director at PKS, MFSCC, KDG and RCN. James Q. Crowe, a member of the Company's executive committee and Chairman of the Board of MFSCC, is on the compensation committee of CECI. Richard R. Jaros, also a member of the Company's executive committee, is Chairman of the Board of CECI and serves on the compensation committee of MFSCC. Messrs. Crowe and

McCourt served on the compensation committee of MFSCC until November 1993.



EMPLOYMENT AGREEMENTS



	Andrew J. Sordoni, III, and William B. Sordoni (the "Sordonis") and Charles E. Parente were employed pursuant to employment agreements that provided for annual base salaries in fiscal 1993 of $442,000, $225,000 and $625,000, respectively. The Sordonis and Mr. Parente left employment of the Company in October 1993 and December 1993, respectively. See "Executive Compensation."



PENSION BENEFITS



	The following table shows the estimated annual benefits payable upon retirement for the named executive officers in the compensation and years of service classifications indicated under the Company's pension plan.



  AVERAGE                                 YEARS OF SERVICE2



COMPENSATION1	   15		     20	  25			30	    35




$125,000		$23,153	   $30,870	$38,588	   $46,305	$ 54,023

 150,000		 28,215	    37,620	 47,025	    56,430	  65,835

 175,000		 33,278	    44,370	 55,463	    66,555	  77,648

 200,000		 38,340	    51,120	 63,900	    76,680	  89,460

 225,000		 43,403	    57,870   72,338	    86,805	 101,273

 250,000		 48,465	    64,620	 80,775	    96,930	 113,085


____________________

  1. Mr. Parente elected to receive a life benefit payment beginning in January, 1994 in lieu of the annual supplemental pension benefit that he would have been entitled to at age 65.



  2.  Messrs. McCourt, Parente, Andrew J. Sordoni, III, William
B. Sordoni, Balan, Bogdan, Mahoney and Mazza, respectively, have
0, 6, 14, 10, 4, 5, 2 and 22 years of credited service under the pension plan.



	Pensions are computed on a straight life annuity basis and are not reduced for social security or other offset amounts.
Participants receive a pension based upon average compensation multiplied by the number of years of service. Average compensation is computed on the basis of the average of the employees highest five (5) consecutive annual base salaries in the ten (10) years immediately preceding retirement. The compensation covered by this plan is generally based (except for Messrs. Parente, Andrew J. Sordoni, III and William B. Sordoni, respectively, whose covered compensation in fiscal 1993 for the purposes of the pension plan was $235,840, $235,840 and $225,000) upon the compensation disclosed as salary in the "Summary Compensation Table."



TRANSACTIONS WITH MANAGEMENT AND CERTAIN CONCERNS



	In 1993, the Company paid an aggregate of $2,197,463 to Enterprise Telcom Services, Inc., Sordoni Construction Services, Inc., Senate Construction and Whiteman Tower Inc., entities directly owned and controlled by Andrew J. Sordoni, III, William
B. Sordoni, Stephen Sordoni and Charles E. Parente, for the purchase of certain equipment, supplies and services, and for building construction and repair. Andrew J. Sordoni, III, William B. Sordoni and Charles E. Parente are former directors and executive officers of the Company.



	Frank M. Henry, a Director of the Company, is a principal in Martz Travel and Frank Martz Coach Company which performs travel services for the Company. In 1993, the Company paid $177,693 to Martz Travel and Frank Martz Coach Company for such services.

	Frank M. Henry and Charles E. Parente, together with his spouse, each owns a 50% partnership interest in Frank M. Henry
Associates, which leases office space to the Company under an amended lease which expires May 31, 1996.

A total of $231,302 was paid by the Company to Frank M. Henry
Associates for rent, utility, parking and maintenance services for the year ending December 31, 1993.



	Eugene Roth, a Director of the Company, is a partner in Rosenn, Jenkins and Greenwald which serves as local counsel for the Company.



INFORMATION ABOUT THE BOARD AND ITS COMMITTEES



	The Board of Directors of the Company held seven (7) meetings in 1993. The Board of Directors has standing Executive, Audit,
Compensation and Pension Committees.



	The Executive Committee of the Company held one (1) meeting in 1993. The Committee approved the Proxy Statement and Notice of
Annual Meeting of Shareholders, and authorized Company investments. This Committee also presents names of prospective candidates to serve on the Board of Directors. The current
Executive Committee consists of David C. McCourt, Chairman,
James Q. Crowe, Richard R. Jaros and Walter Scott, Jr.



	The Audit Committee of the Company held two (2) meetings in 1993. The Committee (i) discussed matters concerning the audit of the annual financial statements, (ii) considered the Company's internal audit program, (iii) recommended the selection of the independent auditors to audit the accounts of the Company, and (vi) discussed other matters of concern to the Audit

Committee, the auditors or management.  The current Audit
Committee consists of Robert E. Julian, Chairman, David C.
Mitchell and Donald G. Reinhard.



	The Compensation Committee of the Company held two (2) meetings in 1993. The Committee made recommendations to the Board of Directors concerning the salaries and incentive compensation awards for the top levels of management of the Company and its subsidiaries and established compensation policy. The
Compensation Committee also administered the Company's, Short-Term Incentive Plan, Long-Term Incentive Plan, and 1984
Stock Option and Stock Appreciation Rights Plans.  The current
Compensation Committee consists of David C. Mitchell, Chairman,
Robert E. Julian, Stuart E. Graham and Eugene Roth.



	The Pension Committee of the Company held three (3) meetings in 1993. The Committee reviewed and evaluated the investment performance of the various pension investment funds and monitored the performance of the administrators, investment managers and trustees of such funds, as well as reviewed the actuarial assumptions used in setting the Company's funding policies for such funds. The current Pension Committee consist of Richard R. Jaros, Chairman, David C. McCourt, Thomas C.
Stortz, Michael J. Mahoney and John J. Menapace.

	Non-employee Directors of the Company receive a retainer of $10,800 per year and are paid $500 for each board meeting attended. Committee Chairman and other committee members are paid $500 and $300, respectively, for each committee meeting attended. In fiscal 1993, Stuart E. Graham, Frank M. Henry,
David C. Mitchell, Donald G. Reinhard and Eugene Roth were paid $15,300, $14,400, $1,450, $15,500 and $15,400, respectively, for the foregoing

services. Compensation for director services rendered by Directors not employed as executive officers of the Company but employed as executive officers at PKS and MFSCC were paid
$8,0001 and $2,3002, respectively in fiscal 1993.



	David C. Mitchell, a director of the Company, serves as a consultant to the Company.





____________________

  1.  Messrs. Jaros, Julian, Scott, and Stortz.



  2.  J. Crowe.









OTHER MATTERS



	The Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.







GENERAL INFORMATION



FINANCIAL INFORMATION

	A copy of the Company's 1993 Annual Report to Shareholders containing the Consolidated Financial Statements of the Company, including the report thereon dated March 4, 1994 of Coopers &
Lybrand, independent accountants, accompanies this Proxy
Statement.



	Upon the written request of any person who on March 1, 1994 was a record owner of the Company's stock, or who represents in good faith that he was on such date a beneficial owner of such stock entitled to vote at the annual meeting, the Company will furnish without charge upon the written request of a Shareholder a copy of the company's annual report on form 10-K, including the financial statements, schedules, and exhibits, filed with the Securities and Exchange commission. Written requests for the report should be directed to:

Thelma J. Marshall

					Assistant Secretary

					C-TEC Corporation

					46 Public Square, P.O. Box 3000

					Wilkes-Barre, PA  18703-3000



SOLICITATION OF PROXIES

	The Company will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by officers, directors and regular employees of the Company, personally or by telephone, telecopy or telegraph, and the Company may reimburse persons holding stock in their names or those of their nominees for their expenses in forwarding soliciting materials to their principals.



	It is important that proxies be returned promptly. Therefore, shareholders are urged to promptly fill in, date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States.



SHAREHOLDERS' PROPOSALS



	Any shareholder who desires to submit a proposal to be considered for inclusion in the proxy statement and proxy of the Company relating to the 1995 Annual Meeting of Shareholders must submit such proposal in writing to the Company by November 15, 1994. Such proposals should be hand delivered or mailed, return receipt requested, to the Secretary of the Company.



                                           By order of the Board
of Directors.







                                           \s\ Raymond B.
Ostroski

                                           Raymond B. Ostroski,

                                           Vice President,
General Counsel    						       and Corporate Secretary







Dated:  March 15, 1994

C-TEC CORPORATION



This Proxy is Solicited on Behalf of the Board of Directors

for the Annual Meeting of Shareholders on April 21, 1994



The undersigned, hereby revoking any contrary proxy previously given, hereby appoints James Q. Crowe, Richard R. Jaros, and David C. McCourt, each of them, his true and lawful agents and proxies, with full power of substitution and revocation, to vote as indicated below, all the Common Stock and Class B Common Stock of the undersigned in C-TEC CORPORATION, (the "Company") entitled to vote at the Annual Meeting of Shareholders of the Company to be held at The Westmoreland Club, 59 South Franklin Street, Wilkes-Barre, PA, on April 21, 1994, at 10:00 a.m. local time, and at any adjournment or postponement thereof, all as set forth in the related notice of proxy statement for the 1994 Annual Meeting.



1. Election of four Directors to Class I for three year terms.



               FOR the nominees listed below
 WITHHOLD AUTHORITY

               except as marked to the contrary
 as to all four nominees





DAVID C. McCOURT, DAVID C. MITCHELL, DONALD G. REINHARD, WALTER
SCOTT, JR.

The Board of Directors recommends a vote FOR





INSTRUCTION:  To Withhold Authority For An Individual Nominee,
Strike A Line Through Such Nominee's Name.



(Continued, And to be Signed and Dated, on Other Side)

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the proposals listed below.



2.  Proposal to ratify the appointment of Coopers & Lybrand as
       FOR         AGAINST         ABSTAIN

    independent auditors for fiscal year 1994.



3.  Proposal to approve the company's 1994 stock option plan.
       FOR         AGAINST         ABSTAIN



4. In their discretion upon such other business as may properly come before the meeting.



     The undersigned acknowledges receipt of the notice and proxy statement relating to the 1994 Annual Meeting and the Company's annual report for 1993.




  No. of

                                                Date:_________
  Shares: _________




__________________________________________(L.S.)
                                                    Signature(s)
of Shareholder(s)






_________________________________________(L.S.)


Signature(s) of Shareholder(s)



                                                    Please sign
exactly as name appears hereon.  Joint
                               owners should each sign.  When
signed as attorney,
            executor, administrator, trustee or guardian, give full

                                                    title as
such.



                                                       PLEASE
MARK, SIGN AND DATE THIS PROXY AND RETURN IT
                                    PROMPTLY IN THE ENCLOSED
ENVELOPE.